Exhibit 99.2

Investor Presentation Turning imagined worlds into reality July 2022 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved. Scan to visit Falcon's Beyond Investor Relations Webpage falconsbeyond. com

This Presentation and any oral statements made in connection with this Presentation do not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in connection with the Potential Business Combination or any related transactions, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction . This Presentation does not constitute either advice or a recommendation regarding any securities . Any offer to sell securities will be made only pursuant to a definitive subscription agreement and will be made in reliance on an exemption from registration under the Securities Act of 1933 , as amended, for offers and sales of securities that do not involve a public offer - ing . FAST II and the Falcon’s reserve the right to withdraw or amend for any reason any offering and to reject any subscription agreement for any reason . The communication of this Presentation is restricted by law ; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation . No representations or warranties, express or implied are given in, or in respect of, this Presentation . Industry and market data used in this Presentation have been obtained from third - party industry publications and sources as well as from research reports prepared for other purposes . Neither FAST II nor Falcon’s has independently verified the data obtained from these sources and cannot assure you of the data’s accuracy or completeness . This data is subject to change . Recipients of this Presentation are not to construe its contents, or any prior or subsequent communications from or with FAST II, Falcon’s or their respective representatives as investment, legal or tax advice . In addition, this Presentation does not purport to be all - inclusive or to contain all of the information that may be required to make a full analysis of Falcon’s or the Potential Business Combination . Recipients of this Presentation should each make their own evaluation of Falcon’s and of the relevance and adequacy of the information and should make such other investigations as they deem necessary . Forward Looking Statements Certain statements included in this Presentation are not historical facts but are forward - looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995 . Forward - looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward - looking . These forward - looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and projections of market opportunity . These statements are based on various assumptions, whether or not identified in this Presentation, and on the current expectations of Falcon’s management and are not predictions of actual performance . These forward - looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability . Actual events and circumstances are difficult or impossible to predict and will differ from assumptions . Many actual events and circumstances are beyond the control of Falcon’s . Some important factors that could cause actual results to differ materially from those in any forward - looking statements could include changes in domestic and foreign business, market, financial, political and legal conditions . These forward - looking statements are subject to a number of risks and uncertainties ; the inability of the parties to successfully or timely consummate the Potential Business Combi - nation, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Potential Business Combination is not obtained ; failure to realize the anticipated benefits of the Potential Business Combination ; risks relating to the uncertainty of the projected financial information with respect Falcon’s ; the factors set forth on the slide titled "Summary of Risk Factors" located in the appendix of this Presentation ; and those factors identified herein and discussed in documents of FAST II filed, or to be filed, with the Securities and Exchange Commission (the "SEC") . If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward - looking statements . There may be additional risks that neither FAST II nor Falcon’s presently know or that FAST II and Falcon’s currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements . In addition, forward - looking statements reflect FAST II’s and Falcon’s expectations, plans or forecasts of future events and views as of the date of this Presentation . FAST II and Falcon’s anticipate that subsequent events and developments will cause FAST II’s and Falcon’s assessments to change . How - ever, while FAST II and Falcon’s may elect to update these forward - looking statements at some point in the future, FAST II and Falcon’s specifically disclaim any obligation to do so . These forward - looking statements should not be relied upon as representing FAST II’s and Falcon’s assessments as of any date subsequent to the date of this Presentation . Accordingly, undue reliance should not be placed upon the forward - looking statements . Use of Data The data contained herein is derived from various internal and external sources . No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein . Any data on past performance or modeling contained herein is not an indication as to future performance . FAST II and Falcon’s assume no obligation to update the information in this presentation . Fur - ther, the financials contained herein were prepared by Falcon’s in accordance with private company AICPA standards . Falcon’s is currently in the process of uplifting its financials to comply with public company and SEC requirements . Trademarks FAST II and Falcon’s own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respec - tive businesses . This presentation may also contain trademarks, service marks, trade names and copyrights of third parties, which are the property of their respective owners . The use or display of third parties’ trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with FAST II or Falcon’s, or an endorsement or sponsorship by or of FAST II or Falcon’s . Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this presentation may appear without the TM, SM, ® or © symbols, but such references are not intended to indicate, in any way, that FAST II or Falcon’s will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights . Use of Projections The projections, estimates and targets in this Presentation are forward - looking statements that are based on assumptions that are inherently subject to sig - nificant uncertainties and contingencies, many of which are beyond FAST II’s and Falcon’s control . While all projections, estimates and targets are necessarily speculative, FAST II and Falcon’s believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation . The assumptions and estimates underlying the projected, expected or target re - sults are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such projections, estimates and targets . The inclusion of projections, estimates and targets in this presentation should not be regarded as an indication that FAST II and Falcon’s, or their representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events . Financial Information; Non - GAAP Financial Measures The financial information and data contained in this Presentation is unaudited and does not conform to Regulation S - X . Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement or registration statement to be filed by FAST II or Falcon’s with the SEC . Some of the financial information and data contained in this Presentation, such as EBITDA, and EBITDA Margin has not been prepared in accor - dance with United States generally accepted accounting principles (“GAAP”) . These non - GAAP measures, and other measures that are calculated using such non - GAAP measures, are an addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to operating income, net income or any other performance measures derived in accordance with GAAP . EBITDA is calculated by subtracting cash operating expenses from revenue . EBITDA margin is equal to the quotient of EBITDA divided by revenue . FAST II and Falcon’s believe these non - GAAP measures of financial results, including on a forward - looking basis, provide useful information to management and investors regarding certain financial and business trends relating to Falcon’s financial condition and results of operations . Falcon’s management uses these non - GAAP measures for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes . FAST II and Falcon’s believe that the use of these non - GAAP financial measures provides an additional tool for investors to use in evaluating projected operating re - sults and trends in and in comparing Falcon’s financial measures with other similar companies, many of which present similar non - GAAP financial measures to investors . Management of FAST II does not consider these non - GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP . However, there are a number of limitations related to the use of these non - GAAP measures and their nearest GAAP equivalents . For example other companies may calculate non - GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Falcon’s non - GAAP measures may not be directly comparable to similarly titled measures of other companies . See the footnotes on the slides where these measures are discussed and the Appendix for definitions of these non - GAAP financial measures and reconciliations of these non - GAAP financial measures to the most directly comparable GAAP measures . Important Information for Investors and Stockholders FAST II and Falcon’s and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of FAST II’s shareholders in connection with the Potential Business Combination . Investors and security holders may obtain more detailed information regarding the names and interests in the Potential Business Combination of FAST II’s directors and officers in FAST II’s filings with the SEC, including FAST II’s registra - tion statement on Form S - 1 , which was originally filed with the SEC on March 11 , 2021 . To the extent that holdings of FAST II’s securities have changed from the amounts reported in FAST II’s registration statement on Form S - 1 , such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to FAST II’s share - holders in connection with the Potential Business Combination will be set forth in the proxy statement/prospectus on Form S - 4 for the Potential Business Combination, which is expected to be filed by FAST II and Falcon's with the SEC . This Presentation is not a substitute for the registration statement or for any other document that FAST II and Falcon's may file with the SEC in connection with the Potential Business Combination . INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION . Investors and security holders may obtain free copies of other documents filed with the SEC by FAST II through the website maintained by the SEC at http://www.sec.gov. INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHOR - ITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN . ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE DISCLAIMER This presentation (this “Presentation”) is provided for informational purposes only and has been prepared to assist interested parties in making their own eval - uation with respect to a potential business combination between Falcon’s Beyond Global LLC (together with its subsidiaries, “Falcon’s”) and FAST Acquisition Corp . II (“FAST II”) and related transactions (the “Potential Business Combination”) and for no other purpose . By reviewing or reading this Presentation, you understand that this Presentation and information contained herein constitutes confidential information and you will be deemed to have agreed to the obliga - tions and restrictions set out below . Without the express prior written consent of FAST II and Falcon’s, this Presentation and any information contained within it may not be (i) reproduced (in whole or in part), (ii) copied at any time, (iii) used for any purpose other than your evaluation of Falcon’s or (iv) provided to any other person, except your employees and advisors with a need to know who are advised of the confidentiality of the information . This Presentation supersedes and replaces all previous oral or written communications between the parties hereto relating to the subject matter hereof . PG. 2 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved.

© 2022 Falcon’s Beyond Global, LLC. All Rights Reserved. PG. 3 INDEX Executive Summary pg.4 Business Overview Falcon's Creative pg.11 Business Overview Falcon's Destinations pg.22 Transaction Overview & Benchmarking pg.41 pg.34 Business Overview Falcon's Brands SECTION SECTION SECTION SECTION SECTION 1 2 a 2 b 2 c 3

EXECUTIVE SUMMARY SECTION 1 The Desirata Œ is the powerful cosmic source behind the mythical happenings in Katmandu ®

FAST | ACQUISITION CORP. II

POWERED BY &VEST

Overview:
FAST II (NYSE: FZT)

Management team with substantial hospitality expertise

- $222M SPAC raised in March 2021 with a specific focus on hospitality and related sectors
- Public markets experience with deep understanding of shareholder value creation
- Particular value-add with partnerships, marketing, technology and consumer experience

FAST II is an operator-led SPAC with an acute focus on transactions where domain expertise can lead to a competitive advantage



DOUG JACOB
Founder

&vest
JWALK
&pizza



SANDY BEALL
CEO

Ruby Tuesday
BLACKBERRY MOUNTAIN
BLACKBERRY FARM
CUSTOM FOODS
MEXiCUE
&vest



GARRETT SCHREIBER
CFO

&vest
EnhancedCapital
&pizza
RBC Capital Markets

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 5

Falcon's BEYOND

Investment Thesis

Falcon's Beyond is a leader in intellectual property creation and expansion with a track record spanning 22 years executing over $100 billion worth of story-driven development projects in 27 countries around the world

1. Positioned to capitalize on what we believe will be a secular shift in consumer demand to leisure and experiential entertainment

2. Significant opportunity in IP expansion through a joint venture with Meliá Hotels International, with which we co-own luxury themed resorts in popular beach destinations

3. Reimagining traditional IP deployment and brand activation strategies through the anticipated unleashing of physical and digital stories in a fraction of typical timelines

4. Ownership of multiple storied-driven brands that can be deployed in numerous lanes concurrently

5. Forecasted profitable, high growth business model

6. Contemplated transaction provides SPAC investors attractive value opportunity and structural seniority

Note: Company metrics throughout this presentation include business done by predecessor entities, all of which are now 100% owned by Falcon's Beyond Global.


Lost Chambers Aquarium at Atlantis Sanya


Scott Demerau and Cecil D. Magpuri


KATMANDU
Conceptual illustration of Katmandu Park Punta Cana entrance

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 6

Today's Presenters



SCOTT DEMERAU

Executive Chairman
Falcon's Beyond

- Founded the House of Katmandu[1] in 2007 in Mallorca, Spain and created a sucessful model for theme park resorts in major tourist centers worldwide
- Established a 50/50 JV with Meliá Hotels International
- Guided his first company, Mountasia, through a successful IPO followed by its aquisition of Malibu Grand Prix

(1) Later rebranded as Katmandu Park



CECIL D. MAGPURI

Chief Executive Officer
Falcon's Beyond

- Founded Falcon's Treehouse, later rebranded as Falcon's Creative Group in 2000 as President and CCO
- Led Falcon's efforts on master planning and design projects totaling over $100 billion
- Named inventor of multiple patents granted to Falcon's across the globe for technologies, attractions, and ride systems



JO MERRILL

Chief Financial Officer
Falcon's Beyond

- Served as CFO at Entertainment Technology Partners prior to joining Falcon's Beyond
- Was the Vice President of Finance and Corporate Controller at Hard Rock International for ten years
- Spent more than eleven years as a senior manager at PwC, providing specialized audit and consulting services

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 7

Falcon's Beyond

Falcon's Creative Group

- Master planners, attraction designers, digital content providers, and experiential technology innovators
- 22-year track record including over 30 industry awards
- Executed more than $100 billion worth of master planning, design, and media production projects

Falcon's Beyond Destinations

- Development, co-ownership, and operations of hotel and theme park resorts based on our successful Big-Experience, Small-Footprint model with 10+ years of operational history
- Development, ownership, and future operations of Falcon's Central: a retail, dining, and entertainment venue
- Resorts under development through our joint venture with Meliá in Punta Cana, Tenerife, Playa del Carmen, and Puerto Vallarta

Falcon's Beyond Brands

- Anticipated to enact and execute the expansion plan for proprietary brands produced by Falcon's Creative Group and implemented into resorts by Falcon's Destinations, as well as partnered brands
- Planned to deploy brand expressions across entertainment content and consumer products categories
- Designed to manage marketing, distribution, and monetization of IPs owned by Falcon's Beyond

Scan or click to view our Brand Video



Bà Nà Hills French Village, Vietnam



Conceptual aerial rendering of Falcon's Beyond Destination



Conceptual illustration of Cadim and the Monster Wave

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 8

AWARDS

Falcon's Beyond Destinations

2022 Travelers' Choice Tripadvisor
Best of the Best

TRIPADVISOR
AMUSEMENT PARKS & WATER PARKS - WORLD
AMUSEMENT PARKS & WATER PARKS - EUROPE

2020 Travelers' Choice Tripadvisor

TRIPADVISOR
BEST OF THE BEST 2020, TOP 3 AMUSEMENT PARKS IN SPAIN

EUROPEAN Hospitality AWARDS

EUROPEAN HOSPITALITY AWARDS
#1 HOTEL IN EUROPE FOR INNOVATION IN SERVICE

trivago Awards 2016

TRIVAGO AWARDS
#1 HOTEL IN SPAIN FOR TRAVELING WITH KIDS

Falcon's Creative Group

2021:

- **Bronze Telly Award - Online Series (Animation)** – Mattel's "Enchantimals Sparkle Spectacular!" (Season 1)
- **IAAPA Brass Ring Award - "Best New Product: Exhibitions, Shows/Production, Theatrical Equipment and Supplies, Displays and Sets"** – Becoming Jane: The Evolution of Dr. Jane Goodall
- **TEA Outstanding Achievement Award** – Becoming Jane: The Evolution of Dr. Jane Goodall

2020:

- **32nd Annual American Alliance of Museum's Excellence in Exhibition Winner** – Becoming Jane: The Evolution of Dr. Jane Goodall
  MUSE Creative Awards - Platinum – Experiential & Immersive - The Ring Experience at Halo: Outpost Discovery
- **MUSE Creative Awards - Platinum** – Experiential & Immersive - National Geographic Museum's "Becoming Jane" Gombe 3D Experience at National Geographic Museum
- **Muse Creative Platinum Award** - Experiential & Immersive – "Becoming Jane: The Evolution of Dr. Jane Goodall" Falcon's Vision® AR Experience at National Geographic Museum
- **The Telly Awards Silver Winner** – General Animation – The Ring Experience
- **The Telly Awards Silver Winner** – Craft-Use of 360 – Becoming Jane: Gombe Theater Experience
- **The Telly Awards Silver Winner** – Immersive & Mixed Reality – Becoming Jane: Chimp Chat Interactive
- **The Telly Awards Silver Winner** – Immersive & Mixed Reality – Becoming Jane: Augmented Reality

2018:

- **AVA Awards** – Falcon's Creative Group Website
- **LIMA Location-Based or Experiential Initiative Award** – National Geographic Encounter: Ocean Odyssey
- **IAAPA Brass Ring Award** - National Geographic Encounter: Ocean Odyssey

2017:

- **Hermes Creative Awards Gold** – First Look at Augmented Reality and Virtual Reality
- **Communicator Award** – Falcon's Creative Group Website
- **Experience Design & Technology Award** – "Best Museum Environment" Gold – Heroes and Legends at Kennedy Space Center Visitor Complex
- **IAAPA Brass Ring Award** – Heroes and Legends featuring U.S. Astronaut Hall of Fame

2016:

- **W3 Silver Award** – Best Brand Video
- **W3 Silver Award** – Best Website/Self Promotion

2015:

- **Davey Award** – Best Website and Online Marketing
- **Communicator Award** – Falcon's Creative Group Website
- **Pixie Award** – Ocean Avenue Media Canopy at Chimelong Ocean Kingdom
- **Pixie Award** – Deep Sea Odyssey at Chimelong Ocean Kingdom

2013:

- **Pixie Gold Award** – Manta
- **Pixie Platinum Award** – Turtle Trek 3D 360

2010:

- **Davey Award** – Best Website Design
- **Communicator Award** – Best International Website
- **TEA Outstanding Achievement Award** – Dragon's Treasure

2009:

- **Visual Effects Society Award** – Outstanding Visual Effects in a Special Venue, Dance of Dragons

2008:

- **Communicator Award** – Best Website Structure and Navigation

2007:

- **W3 Gold Award** – "We are Storytellers"
- **Davey Award** – Online Branding and Website
- **TEA Outstanding Achievement Award** – Great Glass Elevator at Charlie and the C hocolate Factory

2006:

- **TEA Outstanding Achievement Award** – Curse of DarKastle



Photos of Falcon's awards

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 9

Internal Brand Leaders



SIMON PHILIPS

Chairman of SJ Philips Investments / Board Member of Falcon's Beyond

- Served as Executive Vice President and General Manager of The Walt Disney Company EMEA and President of Marvel Entertainment International
- Prior experience working with international multi-billion dollar brands including Disney, Pixar, Star Wars, and Marvel



JASON AMBLER

President of Digital Media at Falcon's Beyond

- Served as Executive Producer and VP of Digital Media for Falcon's Creative Group, Director of Special Projects at Digital Domain Media Group, and co-founder of Eclectico Entertainment
- Prior experience working on several award winning projects including National Geographic, Marvel, and Lionsgate



ERIC S. CALDERON

Executive Vice President of Creative Development at Falcon's Beyond

- Served as Director of Development for MTV, Executive Producer for 20th Century Fox Film, Producer for Warner Bros Animation, Show Runner for Hasbro/Machinima, and SVP of Development for Octopie Studios
- Prior experience working on such projects as Afro Samurai, Transformers, Beavis & Butt-Head, and Sonic: The Hedgehog

Brand Advisors



KEN FAIER

President and CEO of Epic Story Media

- Served as Executive Producer for multiple shows such as Slugterra, League of Super Evil, and Storm Hawks
- Previous experience in high level positions at DHX Media, Nerd Corps Entertainment, Alliance Atlantis Communications, and Brunico Communications



KEVIN MOWRER

Founder and Co-CEO of HUGE! Play

- Served as SVP of Design and Development for Hasbro/Kenner, where he founded and ran The Fantasy, where Hasbro's entertainment was developed and produced
- Two time Emmy award winner, Gemini award winner, and Leo award nominee



GARY POPE

Co-Founder of Kids Industries

- Served as CEO of Kids Industries for over twenty years, providing strategic solutions and tactical activations to connect clients, including Royal Caribbean, BBC, Disney, Pokémon, Kellogg, McDonald's, Universal, and Amazon, with families around the world
- Recipient of a BAFTA, two Institute of Practitioners in Advertising Special Awards for Strategy, and a Webby

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 10

Boro the Yeti Œ is the Desirata’s fiercest defender FALCON'S CRE A TIVE SECTION 2A ∙ BUSINESS OVERVIEW

Falcon's CREATIVE GROUP

A **leader** in master planning, theme park design, digital media, and experiential technologies

- Internal design, media, and experiential technology development allow us to realize creatively holistic guest experiences
- Decades of experience in intellectual property expansion and developing award-winning themed experiences for third-party IPs on a work-for-hire basis
- Now focusing our expertise and technology inward on our own IPs and destination experiences
- Proactive research and development of our own proprietary technology and attraction systems has enabled Falcon's to introduce multiple fresh concepts to a market hungry for innovation and clients who desire unique, adaptable, and licensable solutions

PRIMARY MONETIZATION METHODS:

- Master Planning
- Attraction Design
- Media & Audio Production
- Hardware Sales

Master Planning


Bà Nà Hills French Village, Vietnam


LIONSGATE
Lionsgate zone at MOTIONGATE Dubai

Courtesy of Lions Gate Entertainment Inc.

Digital Media


Film image of Halo: The Ring Experience


Filming Hunger Games Panem Aerial Tour

Courtesy of Lions Gate Entertainment Inc.

Technology & Attraction Systems


Turtle Trek Spheron Theater


Conceptual rendering of SpectraVerse

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 12

Falcon's CREATIVE GROUP

Strong History of **Success**

Over 20 year track record of expanding recognized IPs into the themed entertainment space

- Master planned and executed over $100 billion of themed experiences since inception and earned over 30 industry awards
- Falcon's 38% design-to-build rate[1] is evidence of our team's success in designing experiences that can be feasibly built
- Executed master plans and attractions around the world have a combined annual theoretical capacity of billions of guests
- 58% of first-time clients have contracted for additional services; returning client's scope averages 60x the initial scope

We have developed parks and attractions for some of the world's leading brands and IPs


Cartoon Network zone at IMG Worlds of Adventure


Aquaventure Waterpark Atlantis Sanya


ENCOUNTER
OCEAN ODYSSEY
National Geographic Encounter

(1): Design-to-Build rate refers to the likelihood that a concept design of an attraction or other facility is constructed.

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 13

Falcon's CREATIVE GROUP

Proven Track Record Around the World

Innovative Master Plans


Lionsgate zone at MOTIONGATE Dubai

Scan or click to view video


Aquaventure Waterpark Atlantis Sanya

Lionsgate® Zone

Services provided: Master Planning, Attraction Design, Media/Audio Production, Themed Retail, Themed Restaurants, Creative Guardianship, Project Management, Art Direction, Installation Supervision, Ride Programming
Client: MOTIONGATE Dubai
Location: Dubai, U.A.E.

Tasked with bringing The Hunger Games film franchise to a brick-and-mortar experience, Falcon's had to carefully protect the style of The Hunger Games films, adding depth and dimension while combining an exciting storyline for the overarching experience. The Hunger Games attractions are a pulse-pounding and integral part of the MOTIONGATE Dubai adventure.

Atlantis Sanya

Services provided: Master Planning, Attraction Design, Art Direction, Project Management
Client: Fosun International Limited
Location: Hainan Island, China

Atlantis Sanya is China's premiere 'Underwater World'-inspired entertainment destination resort, located on Hainan Island at Haitang Bay. Falcon's was proud to be selected to provide thematic and interior master planning design services as well as art direction for two of the resort's themed areas: Lost Chambers Aquarium and Aquaventure Waterpark, which span 200,000 square meters and offer guests the opportunity to enjoy a multitude of slides, restaurants, and boutique shops.

Immersive Attractions & Experiences


Film image of Hulk Epsilon Base 3D

Scan or click to view video


US Astronaut Hall of Fame, Kennedy Space Center Visitor Complex

Hulk Epsilon Base 3D

Services provided: Attraction Design, Media/Audio Production, Art Direction, Project Management, Installation Supervision, Ride Programming
Client: IMG Group
Location: IMG Worlds of Adventure Theme Park, Dubai, U.A.E.

Hulk: Epsilon Base 3D is a media-based attraction that is featured in the MARVEL zone at IMG Worlds of Adventure in Dubai. The immersive story pits The Incredible Hulk against Leader, an evil, formidable villain. With the help of Hulk and Iron Man, guests must escape with Epsilon Base's commander, General Ross, and his experimental vehicle called the IRIS, which is our CircuMotion ride. The attraction system is a first-of-its-kind Falcon's Creative product that combines multiple cutting-edge technologies into one incredible package.

Kennedy Space Center: Heroes & Legends

Services provided: Master Planning, Attraction Design, Media/Audio Production, Executive Production, Project Management, Art Direction, Installation Supervision, Ride Programming
Client: Delaware North Companies
Location: Kennedy Space Center Visitor Complex, Florida, USA

Heroes and Legends is an immersive storytelling experience allowing guests to follow in the footsteps of those who first dared to explore humanity's greatest frontier: Space. The design includes sleek architecture and a sweeping ramp that simulate the journey to the stars, with a slingshot maneuver through the Rocket Garden. Guests encounter the stunning 360° Discovery Bay, where they learn how society defines heroism.

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 14

Falcon's CREATIVE GROUP

Proven Track Record Around the World

Captivating Media



Becoming Jane exhibition

Scan or click to view video



Film image of Halo: The Ring Expereince

Becoming Jane: The Evolution of Dr. Jane Goodall

Services provided: Media Production, Sound Production, Interactive Experiences, VR / AR Content Development
Client: National Geographic Society
Location: Washington D.C., USA

Falcon's Creative Group provided six multimedia experiences for the "Becoming Jane: The Evolution of Dr. Jane Goodall" exhibition. An introductory film that is part CG, part historical footage, shares Jane's personal journey, beginning with her childhood desire for adventure and eventually reveals how she made it to Gombe Stream National Park where she pioneered methods for studying animals in their natural habitat.

Halo: Outpost Discovery

Services provided: Media/Audio Production
Client: Herschend Live & 343 Industries
Location: Toured across USA

This attraction offers a wide range of thrilling and authentic Halo in-universe encounters for the whole family to enjoy. Falcon's key contribution is "The Ring Experience," a dome based, multi-projector theatrical presentation. Falcon's Creative provided the narrative, story development, live-action film production, CG animation, visual effects, motion graphics, sound design, and interactive audio for a wide array of experiences throughout the experience.

Experiential Restaurants & Retail



Finn & Jake's Everything Burrito restaurant

Scan or click to view video



Marvel Vault Store retail

Finn & Jake's Everything Burrito

Services provided: Interior Design, Theming Design, Art Direction, Creative Guardian
Client: IMG Group
Location: IMG Worlds of Adventure Theme Park, Dubai, U.A.E.

When Falcon's Creative Group began master planning IMG Worlds of Adventure, the 1.5 million square foot indoor theme park in Dubai, we knew the food would play a big role, and it doesn't get much bigger than the Everything Burrito. This culinary concoction was introduced during an episode of Adventure Time called "Conquest of Cuteness." Falcon's Creative shouldered the design, onsite art direction, and creative guardianship for this casual dining experience.

Marvel Vault Store

Services provided: Interior Design, Theming Design, Art Direction, Creative Guardian
Client: IMG Group
Location: IMG Worlds of Adventure Theme Park, Dubai, U.A.E.

Falcon's Creative Group designed the store and provided project management, onsite art direction, and creative guardianship for the themed retail experience. Falcon's Creative drew up the initial concept and took those designs all the way through the construction documentation phase, so every detail was developed by the Falcon's team. In addition, by leading the art direction and then overseeing all the work onsite, Falcon's ensured a seamless IP approval process.

SECTION | 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 15

Falcon's CREATIVE GROUP

Award Winning Technology Already Deployed Globally

Falcon's attractions utilizing our proprietary technology have received some of the most coveted industry awards of excellence

TEA AWARD WINNER

PIXIE AWARDS

HERMES CREATIVE AWARDS

MUSE CREATIVE AWARDS

The Telly Awards

Note: GameSuite is both conceptualized and fabricated but not yet deployed into operational facilities.



Turtle Trek Spheron dome theater

Spheron

Spheron Theater puts guests in the center of the action, surrounding them with edge-blended, high-definition video content. Because there are no frames or boundaries in this theater, the appearance of 3D content can be much more dynamically staged compared to traditional 3D theater experiences. Additionally, each guest has their own unique vantage point, making every visit a memorable, individualized experience.

Integrated seamless door | Multi-channel circular audio zoning | Omni-directional 3D media | Multi-projector auto-alignment system



Conceptual rendering of CircuMotion

CircuMotion

CircuMotion Theater is a multi-dimensional, rotating platform that incorporates riveting media content and dazzling special effects. This blend of advanced technology and storytelling creates a fully immersive and unforgettable experience.

Automated walk bridge | Multi-channel circular audio zoning | Multiple degrees of freedom motion base | Multi-projector auto-alignment system | Omni-directional 3D media



Falcon's Vision AR headset

Photo by Rebecca Hale/National Geographic for "Becoming Jane: The Evolution of Dr. Jane Goodall" exhibition organized by National Geographic and the Jane Goodall Institute.

Falcon's Vision

Falcon's Vision AR Headset is an immersive, customizable Augmented Reality headset that's highly durable and specifically designed to be functional, hygienic, and affordable for high-throughput location-based entertainment experiences.

Interactivity | Durability | Water-resistant | Hygienic | Customizable | Multi-platform



GameSuite

GameSuite

GameSuite gameplay ecosystem is a fusion of modern play, immersive atmosphere, and social connectivity. Each GameSuite is equipped with customized gameplay solutions. Groups can take turns playing solo or in teams, choosing from a wide variety of built-in cooperative and competitive games or exclusive original titles.

Motion-gesture tracking | Touch-screen kiosks | Connected props

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 16

Falcon's CREATIVE GROUP

Falcon's is a Laboratory for Entertainment-Driven Technology

Our extensive work-for-hire experience has provided an outlet for our existing technologies and fueled our passion to expand upon an already substantial lineup of products, conceived and tested at **Falcon's X-Lab**, including multiple granted patents in more than a dozen countries

Scan or click to open video in your web browser

Guests from around the world will experience the following Falcon's proprietary attractions and technologies at the Katmandu Theme Park Punta Cana expected to open by early 2023



Conceptual illustration of Suspended Theater

Suspended THEATER

Suspended Theater is an ideal vessel for immersive storytelling. Exuding raw power as it takes riders soaring across epic adventures, this exciting product delivers the unique sensation of flight in a new way.

2 degrees of freedom | Exclusive theater reveal | Integrated show effects | Large-scale 3-D media | Multi-channel audio zoning | Multi-projector auto-alignment system



Conceptual illustration of SpectraVerse

SpectraVerse™

SpectraVerse uses projection, tracking, and optical technologies to empower a joint social experience of individualized perspectives in a themed environment, without the need for a cumbersome headset.

Interactivity | Storytelling variety | Easy to retrofit | Accessibility friendly



Conceptual illustration of ON!X Theater

ON!X™ THEATER

ONIX Theater's system features continuous positional tracking, personalized player triumph moments, robust audience accessibility, real-time scoring, and much more; the seats provide feedback based on the players' actions, so every experience will be different, encouraging repeat visitation.

Advanced 3D media | Multi-channel audio zoning | Integrated show effects | 3 degrees of freedom | Seat motion


WINNER

Conceptual illustration of ÄEONXP App

ÄEONXP®

ÄEONXP is Falcon's technology solution that transforms a conventional attraction experience into a flexible and enduring ecosystem of narrative data, complete with consequential choices and customizations, character progressions, worldbuilding, global high-score competitions and factions, and an exciting infrastructure within which to cultivate organic social interaction and gaming communities.

Scalable, real time tracking & updates | Creates player agency | Multi-transactional | Provides analytics

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 17

Falcon's Creative Designs for Entertainment Giga-Project

Qiddiya Investment Company has selected Falcon's Creative Group as a major designer for the disruptive destination Qiddiya, the "capital of Entertainment, Sports, and the Arts"[(1)]

- To date, Qiddiya has engaged Falcon's to lead the design of 26 distinct entertainment assets ranging from hotels to theme parks—this has led to a continuous collaboration between Qiddiya and Falcon's
- This collaboration includes the design of the Kingdom of Saudi Arabia's first and the region's largest water theme park project, which is planned to span across 252,000 square meters and feature a remarkable combination of 22 wet and dry attractions alongside competition-level water sports facilities
- Qiddiya, one of a series of giga-projects being constructed in Saudi Arabia, is designed to consist of 367 square kilometers of family-friendly theme parks, sports arenas suitable for international competitions, academies for sports and the arts, concert and entertainment venues, racetracks for motorsport enthusiasts as well as outdoor and adventure activities alongside nature and environment experiences[(1)]

SCAN OR CLICK TO READ FULL PRESS RELEASE ON OUR WEBSITE

(1): As referenced on the Qiddiya website.

Conceptual rendering of Qiddiya Master Plan


Image courtesy of Qiddiya Investment Company (QIC)

Conceptual illustration of Qiddiya Water Theme Park


Image courtesy of Qiddiya Investment Company (QIC)

Conceptual illustration of Qiddiya Water Theme Park


Image courtesy of Qiddiya Investment Company (QIC)

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 18

Falcon's CREATIVE GROUP

Illustrative Falcon's Services Over the Life of a Project

Overall theme park development timeline: 4 – 5 years

Master Planning

1. Pre-Concept Planning
2. Concept Design
3. Schematic Design
4. Design Development

1.5 – 2.5 year process

Falcon's creative development of:

- Layout
- Storyline
- Attraction selection
- Exterior theming

Attraction Design

1. Concept Design
2. Schematic Design
3. Design Development

1.5 – 2.5 year process

Falcon's development of:

- Ride layouts
- Theming
- Technical design
- Unique design for typically 20+ attractions per theme park

Media Production

Project Management

Creative Guardianship

Ride Procurement & Installation

1 – 2 year process

Falcon's support in:

- Production of media
- Project management
- Creative reviews and oversight
- Sales of Falcon's patented ride systems

Creative Programming

1 – 3 month process

Falcon's is onsite to choreograph:

- Vehicle's movements
- Lighting
- Audio
- Special effects
- And more

Opening

1 – 3 month process

Process includes:

- Testing
- Soft previews or openings
- Full public grand opening events

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 19

Falcon's CREATIVE GROUP

5 Full Concept Master Plans

- In 2022, Falcon's is finalizing the full Concept Master Plan for five theme parks, each based off internationally recognized IPs
- With our strong IP relationships and patented technologies featured within the designs, Falcon's is strongly positioned to support these five parks from conception to grand opening
- Our services include master planning, attraction design, media production, and hardware procurement

Potential Scope *(Based on projects currently engaged)*	Average Fees Per Theme Park	Aggregate
Master Planning Services	$4M	$20M
Project Management Services	$23M	$115M
Attraction Design Services	$18M	$90M
Falcon's Product Hardware Sales	$73M	$365M
Falcon's Product Media Production Services	$13M	$65M
Sub-Total Per Park	$131M	$655M

Based off historical data, Falcon's anticipates an average gross margin of 30% – 35% for service-related scopes of work and 17% – 18% gross margin on hardware sales

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 20

Falcon's CREATIVE GROUP

Falcon's current, additional contracted design work exposes further design opportunities, media production, hardware sales, and other services for the next six to eight years

3 Pre-Concept Master Plans

Falcon's is actively developing the Pre-Concept Master Plan for three unique theme parks, each offering the potential for future scope for subsequent phases of master planning, attraction design, and other services

9 Hotels

In 2022, Falcon's is finalizing the full Concept Design for nine specialty themed hotels, and Falcon's is strongly positioned to support each of these hotels in subsequent phases of design

Qiddiya

1 Creative Guardian

Since 2018, Falcon's has been working with Qiddiya to develop a new category of park for the Kingdom of Saudi Arabia - the Water Theme Park; as the design phase is wrapping up, Falcon's is now supporting the project in the role of Creative Guardian as the construction advances



Conceptual illustrations of Qiddiya Water Theme Park

Images courtesy of Qiddiya Investment Company (QIC)



Conceptual illustrations of Qiddiya Water Theme Park

Images courtesy of Qiddiya Investment Company (QIC)

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 21

SECTION 2B ∙ BUSINESS OVERVIEW FALCON'S DE S TIN A TIONS Merala, Rani of Azurlan, has earned her people’s respect through strong leadership and an unwavering commitment to equality

Falcon's
BEYOND DESTINATIONS

Falcon's Beyond Destinations **Seamlessly Blends** Luxury, Leisure, and Entertainment

Falcon's Beyond Destinations will comprise:

1	**Falcon's Resort** Hotel	Co-owned with Meliá
2	**Katmandu Park** Small-Footprint Theme Park	Co-owned with Meliá(1)
3	**Falcon's Central** Retail, Dining & Entertainment Venue	Owned by Falcon's Beyond

PRIMARY MONETIZATION METHODS:

- Hotel Bookings
- Entertainment Ticket Sales
- Retail and Food & Beverage
- Management Fees


JV-owned Sol Tenerife Hotel


KATMANDU
Conceptual illustration of Katmandu Park Punta Cana entry


Conceptual rendering of Falcon's Central RD&E

Note: Individual location attraction mix may vary.

(1) The current and anticipated Katmandu Park locations are co-owned, but the Katmandu brand and IP remain entirely owned by Falcon's.

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 23

Falcon's BEYOND DESTINATIONS

Owned and Operated Leisure Destination Resorts Redefining the Hospitality and Entertainment Sectors

- Designing, owning, and operating hotels, theme parks, and retail, dining, and entertainment venues in established beach destinations
- Through our joint venture (JV) partnership with Meliá Hotels International, one of the largest hoteliers in the world, we have access to premium beach destinations that would otherwise be difficult to enter
  - Planned contribution of existing hotels to the JV is expected to provide immediate cash flow and built-in customers for our entertainment offering
  - While the asset light IP remains wholly-owned by us, we leverage this partnership for the asset intensive aspects of our business, and the fixed asset nature provides leveragability and downside protection
- Our entertainment is designed to complement a beach vacation rather than compete with it through a flexible, freedom to play strategy that does not require guests to commit an entire day to visiting the park
- With decades of experience owning and operating small parks, our team has refined the Big Experience, Small Footprint model that we are rolling out across multiple locations

Exiting 2024 we expect to own and operate four destination resorts with over 1,900 hotel rooms


Paradisus Playa del Carmen


JV Owned Sol Katmandu Park & Resort, Mallorca


Paradisus Gran Cana

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 24

Falcon's BEYOND DESTINATIONS
MELIÃ HOTELS & RESORTS

Meliá Joint Venture

Joint venture with global hotel group provides significant benefits and validates our story

- Meliá is one of the world's largest leisure hoteliers, with more than 350 properties across 40+ countries
- Meliá's global presence and deep knowledge of numerous, tourist rich destinations gives us a tremendous advantage
- Meliá and Falcon's contribute a mix of capital and assets of equivalent value for site development
- The JV is a strong, strategic partnership with decades-long objectives, providing ongoing benefits to all parties, including:
  - Access to real estate in attractive beach communities
  - Substantial booking differentiator and innovative guest experience
  - Access to multiple locations globally for Curiosity Playground Kid Camps
  - Existing relationships with local governments and in-country operational expertise


Gran Meliá Palacio de Isora, Tenerife


Paradisus Playa del Carmen


Paradisus Punta Cana Resort

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 25

Katmandu Park Mallorca, Spain Katmandu Mallorca Historical Success Our first Katmandu Theme Park in Mallorca, Spain provides successful proof - of concept for our “Entertainment with Rooms” strategy • Katmandu Theme Park Mallorca opened in 2007 • Prior to the global pandemic, our park averaged over 240,000 visitors per year despite operating only 7 months of the year • Established a strategic joint venture with Meliá in 2012 • The Katmandu Meliá hotel outperforms surrounding comparable non - Katmandu Meliá hotels in Mallorca, enjoying higher occupancy and higher average room rates • Our success in Mallorca led to an expansion of the Meliá partnership as we expand our “Entertainment with Rooms” concept to additional locations Occupancy +6ppts +11% Katmandu Katmandu 77% $154 71% $139 Non - Katmandu Non - Katmandu Average Daily Room Rate Mallorca Hotel Comparison Note: Figures reflect average 2015 - 2019 performance. Katmandu reflects the Meliá Katmandu Mallorca hotel and Non - Katmandu reflects comparable non - Katmandu Meliá hotels in Mallorca. 2c 3 SECTIO N EXECUTIVE SUMMARY BUSINESS OVERVIEW FALCON’S DESTINATIONS BUSINESS OVERVIEW FALCON’S BRANDS 1 2a 2b BUSINESS OVERVIEW FALCON’S CREATIVE PG. 26 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved. TRANSACTION OVERVIEW & BENCHMARKING

Falcon's Destinations Resorts Currently Under Development

Future locations under development feature large addressable markets

	Punta Cana	Tenerife	Playa del Carmen[1]
Falcon's Destinations Hotel Keys	640	500	500
Annual Tourists (Includes Vacation Rental)	3.5M	8.4M	12.5M[2]
Average Hotel Occupancy	76%	75%	77 – 78%
Typical Length of Hotel Stay	8 – 9 Days	7 – 8 Days	5 – 6 Days
Length of Tourism Season	Year-round	Year-round	Year-round
Population (2021)	335.6K	927K	1.86M
Tax Benefits	Exempt from income, import, and property taxes for 15 years	• VAT lowered to 7% • Entertainment-related income tax lowered to 4% • Tax credit on construction capital expenditure	N/A
Opening Timeline	**Hotel:** Early 2023 **Katmandu Park:** Early 2023 **Falcon's Central:** Early 2024	**Hotel:** Renovated by Early/Mid 2024[3] **Katmandu Park:** Early/Mid 2024 **Falcon's Central:** Mid 2024	**Hotel:** Mid 2025 **Katmandu Park:** Early/Mid 2024 **Falcon's Central:** Early/Mid 2024

Source: Official 2019 government statistics.
(1) Inclusive of Cancún and Riviera Maya data, both of which are expected to be included in our capturable market.
(2) Excludes day-trip tourists from cruise ships.
(3) Tenerife hotel is JV-owned, open, and operating but will close in 2023 for renovations.

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 27

Katmandu Theme Park

Katmandu Park is designed to fill a gap for theme park entertainment in beach-front tourist destinations

- Compact size puts Katmandu in the heart of the tourist center, making it convenient for guests to visit throughout the day and evening
- Custom developed stories, characters, and environments transport guests into the expanded universe of Katmandu via immersive theming that extends from entry through queues into each attraction

Attractions include:

» SpectraVerse Quest

» 4D Dark Ride

» Suspended Theater

» ON!X Theater

» Carousel

» K3 Climbing Structure

» Expedition Golf

» Ninja/Obstacle Course



Conceptual rendering of Katmandu Theme Park Punta Cana aerial

KATMANDU PARK



Conceptual illustration of SpectraVerse attraction



Conceptual illustration of ON!X Theater attraction



Conceptual illustration of Suspended Theater attraction



Conceptual illustration of 4D Dark Ride attraction



Conceptual illustration of Carousel attraction



Conceptual illustration of Expedition Golf attraction

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 28

Conceptual rendering of Falcon's Central Conceptual rendering of Falcon's Central Designed to: • Act as the signature venue residing at the epicenter of Falcon's Destinations merging retail, dining, and entertainment • Connect guests with brands through a multitude of entertainment experiences, amenities, content, and merchandise • Offer several dining experiences from popular local restaurants, as well as new concepts created in collaboration with acclaimed chefs and prominent food and beverage brands • Feature a captivating shopping district with multiple local and global retailers showcasing a wide array of IP - infused consumer merchandise 2c 3 SECTIO N EXECUTIVE SUMMARY BUSINESS OVERVIEW FALCON’S DESTINATIONS BUSINESS OVERVIEW FALCON’S BRANDS 1 2a 2b BUSINESS OVERVIEW FALCON’S CREATIVE PG. 29 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved. TRANSACTION OVERVIEW & BENCHMARKING

VQUARIUM

- Original virtual adventure embracing discovery, edutainment, and conservation
- Learn about our planet in ways never thought possible
- The experience expands across entertainment, education, and consumer products

CURIOSITY PLAYGROUND

- An experiential edutainment venue
- Connects guests with popular IPs in interactive environments
- Includes seamlessly integrated media and hands-on exploration for the entire family
- Featuring properties with content featured on PBS Kids and Moonbug platforms





Attractions to be featured at

falcon's central





STORY HUB

- Popular media properties come to life in this immersive, location-based entertainment experience
- Designed to bring best-in-class TV shows, movies, and documentaries to life in memorable, story-driven interactions
- Ability to design new retail and merchandise lines for both proprietary and partnered brands

GAME HUB

- Enter the world of popular video game properties at this immersive experience
- Includes a high-energy gastropub, arcade of the future, multi-platform games, and state-of-the-art gaming bays
- Guests can eat, drink, and play together then engage with game properties beyond their visit through consumer products





SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 30

Falcon's BEYOND DESTINATIONS

Illustrative Meliá Joint Venture
Return Profile

- Target leverage of 40% – 45% loan-to-value; we expect to take advantage of Meliá's longstanding banking relationships to secure attractive borrowing terms
- Hotel occupancy and average revenue per room night is based on average historical performance of target Meliá properties in comparable beach destinations to our target markets
- Entertainment ticket pricing is based on studies of tourist expenditure and leisure activity pricing in comparable markets
- Anticipated existing hotel properties provide sufficient real estate to retrofit a Katmandu Park without additional land purchases at several of our planned locations
- We believe our maintenance CapEx compares favorably against the industry average due to our uniform mix of attractions, use of readily available hardware components, and focus on digital media and audio content, which can be cost-effectively upgraded across our footprint

Initial Capital Investment



42% Debt
29% Falcon's Beyond Equity
29% Meliá Equity

Anticipated Combined Meliá JV Performance of First Three Locations' Cruise Year[1]: Punta Cana, Tenerife, and Playa del Carmen

($ in millions, except per Room / Ticket Price)	Three Locations
Hotels	
Available Room Nights	585,466
Occupancy	78%
Average Revenue per Room Night	$341
Hotels Revenue	**$156**
Katmandu Parks	
Guest Count	2,248,816
Average Ticket Price	$42
Average Non-Ticket Revenue[2] per Guest	24
Total Katmandu Parks Revenue	**$148**
Total Revenue	**$305**
Hotels Cash Operating Expenses	($94)
Katmandu Parks Cash Operating Expenses	(64)
Total EBITDA	**$147**
% Margin	*48%*
Hotels Maintenance CapEx	($4)
Katmandu Parks Maintenance CapEx	(7)
Aggregate Interest Expense	(11)
Total Cash Flow	**$125**
Falcon's Beyond Attributable[3] Cash Flow	**$63**
Falcon's Beyond Initial Equity Investment	**($170)**
Meliá Initial Equity Investment	(170)
New Debt Instruments	(250)
Total Initial Investment	**($591)**

(1) Cruise Year refers to the year that the location is fully ramped.
(2) Non-ticket revenue includes food and beverage, consumer products, and other miscellaneous activities.
(3) Refers to Falcon's Beyond's attributable percentage ownership of the joint ventures with Meliá.

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 31

Falcon's BEYOND DESTINATIONS

Attributable Cash Flow Anticipated to Generate a 36% Pre-Tax ROE

- Falcon's Central's attraction mix is designed as a modular entertainment offering, allowing for phased development resulting in significant flexibility in annual development CapEx
- Entertainment offerings benefit from existing infrastructure connected to hotel operations such as parking, back-of-house, electrical grids, staff housing, and more
- Our Katmandu Park and Falcon's Central combinations each have a theoretical hourly ride capacity ("THRC") of more than 2,900 guests, providing ample capacity to meet demand and to allow for potential upside to the baseline
- 36% pre-tax return on equity at cruise year reflects our ownership and CapEx responsibility of:
  - 50% of the Falcon's Resort hotels
  - 50% of the Katmandu Parks
  - 100% of the Falcon's Central RD&E Zones

Anticipated Combined Falcon's Central Performance of First Three Locations' Cruise Year[1]: Punta Cana, Tenerife, and Playa del Carmen

($ in millions, except per Ticket Price)	Three Locations
Falcon's Central RD&E Zones	
Guest Count	1,902,646
Average Ticket Price	$30
Average Non-Ticket Revenue[2] per Guest	24
Total Falcon's Centrals Revenue	**$102**
Cash Operating Expenses	(49)
Falcon's Centrals EBITDA	**$53**
% Margin	*52%*
Maintenance CapEx	($5)
Interest Expense	(4)
Falcon's Centrals Total Cash Flow	**$44**
Initial Equity Investment	($122)
New Debt Instruments	(96)
Total Initial Investment	**($217)**

Falcon's Beyond Destinations Return Summary

($ in millions)	Three Locations
Attributable Meliá JV[3] Cash Flow	$63
Falcon's Central Cash Flow	44
Attributable Cash Flow	**$106**
Attributable Meliá JV Initial Equity Investment	($170)
Initial Equity Investment Falcon's Central	(122)
Attributable Initial Equity Investment	**($292)**
Falcon's Beyond Global Pre-Tax Return on Equity	**36%**

(1) Cruise Year refers to the year that the location is fully ramped.
(2) Non-ticket revenue includes food and beverage, consumer products, and other miscellaneous activities.
(3) Refers to Falcon's Beyond's attributable percentage ownership of the joint ventures with Meliá.

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 32

(1) Equity investment contemplates secured leverage of 40 - 45% loan - to - value at the property level. Anticipated Capital Deployment Use of cash from transaction and future operations to fund expansion of high - ROI Falcon's Destinations locations through 2024 Sources Uses Conceptual rendering of Katmandu character ($ in millions) $ % ($ in millions) $ % SPAC Cash in Trust $222 46% Additional Expansion Capital and Working Capital $66 14% Private Placement Proceeds 60 12% Falcon's Beyond Destinations – JV Contributions (1) 157 32% Secured Term Debt on Falcon's Central 96 20% Falcon's Beyond Destinations – Falcon's Central CapEx 219 45% Anticipated Falcon's Cash Flow from Operations 110 23% Estimated Transaction Expenses 45 9% Total Sources $487 100% Total Uses $487 100% SECTIO N EXECUTIVE SUMMARY BUSINESS OVERVIEW FALCON’S DESTINATIONS BUSINESS OVERVIEW FALCON’S BRANDS 1 2a 2b 2c 3 BUSINESS OVERVIEW FALCON’S CREATIVE PG. 33 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved. TRANSACTION OVERVIEW & BENCHMARKING

SECTION 2C ∙ BUSINESS OVERVIEW FALCON'S BRANDS An eccentric, charismatic explorer, Kilgore Goode Œ is one of our story’s heroes

Falcon's BEYOND BRANDS

Falcon's Brands

Deployment and monetization of owned and partnered brands

- We are developing expansive universes that can be franchised into multiple forms of entertainment
- Our unique brand expander strategy compresses the timeline for brand monetization across multiple vectors simultaneously
- Licensing agreements allow for simultaneous distribution across multiple channels
- Brand development is led by a strong group of internal talent supported by external advisors



Conceptual rendering of Katmandu character

PRIMARY MONETIZATION METHODS:

- Entertainment Content Licensing
- Consumer Products
- Brand Licensing Fees



Conceptual renderings of Katmandu characters



Conceptual illustration of VQUARIUM



Conceptual illustration of CADIM & the Monster Wave

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 35

Falcon's BEYOND BRANDS

Brand Expander Methodology

A proprietary growth platform that seeks to leverage all three of our business segments which would allow us to aggressively pursue brand development and generate ROI faster than our competitors

- The traditional brand development timeline can take many years or even decades to advance
- Falcon's brand expander is expected to efficiently support brand activation and growth across a broad spectrum within a short timeline, maximizing exposure
- Falcon's brand expander is expected to produce rapid ROI through simultaneous multi-channel growth, thus creating an evergreen brand



Illustrative Traditional Brand Development Process
10+ years
VS
3 years
Anticipated Falcon's Brand Development Process
YEAR
1 2 3 4 5 6 7 8 9 10
Entertainment Content
Consumer Products
Destinations
Books / Comics
Films / Episodics
Video Games
Toys, Games, Gifts, Collectibles
Theme Parks & Attractions
Books/ Comics
Films / Episodics
Video Games + Metaverse
Toys, Games, Gifts, Collectibles + NFTs
Theme Parks & Attractions + Resorts & Hotels
⅓ the time

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 36

Falcon's BEYOND BRANDS

Global **Entertainment Content** Strategy

Transmedia storytelling, with core canon built into and across video content, is expected to provide vast expansion opportunities, such as:

- Expanded universes
- Stories optimized for maximum reach
- Stories with cultural relevance
- Leveraging our in-studio resources
- Increased brand awareness via:
  - Social media and metaverse
  - Films and episodics
  - Books, comics, and graphic novels
  - Gaming, VR, apps, and interactives
  - Music, podcasts, and audio books


KATMANDU

Image from Katmandu marketing video

Global **Consumer Products** Strategy

Leveraging a multi-pronged consumer products strategy should enable rapid monetization of IP with limited upfront investment by:

- Leveraging our resort destinations
- Capitalizing on our technology expertise and digital presence
- Aligning with the right global partners to distribute toys, games, apparel, collectables, NFTs, electronics, peripherals, and published goods via:
  - Online direct to consumer
  - Vertically-integrated retail
  - 3rd-party marketplaces



Katmandu merchandise

Katmandu merchandise

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 37

Falcon's BEYOND BRANDS

Owned Brands

Our brands include expansive universes that can be franchised into many forms of entertainment

KATMANDU®

- The Hidden Realms of Katmandu is a fantastical steampunk-inspired journey into a universe made from the power of imagination!
- The heroic Kilgore Goode, his trusty mechanical sidekick, Busby, and the wise yeti guardian, Boro, lead new adventurers and explorers through epic journeys while seeking to unlock the secret of the unique substance,

Ether Metal!



Conceptual renderings of Katmandu characters

Additional owned brands include:

CADIM & THE MONSTER WAVE

BIPOC hero and spiritual surfer, generational tale of tradition and diaspora

VQUARIUM

Discovery, edutainment, conservation

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING

© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.

PG. 38

Falcon's BEYOND BRANDS

Key Brand Partnerships

Strategically partnered with leading developers and distributers of brands to further power our monetization engine

Moonbug Entertainment

- Falcon's will expand two of Moonbug's beloved children's digital brands, CoComelon and Blippi, through new immersive edutainment experiences
  - 31.3 billion combined Youtube viewership in 2021
- Moonbug brands will be featured at our Falcon's Centrals and our branded Kids Camps, currently under development and set to launch in collaboration with Meliá

Featured on PBS Kids

- Falcon's plans to bring several award-winning children's television programs into the physical realm
- Properties such as Xavier Riddle and the Secret Museum, Dinosaur Train, Odd Squad, and Wild Kratts will be expanded in fun, interactive environments that seamlessly integrate media with hands-on exploration for the whole family
  - 1.04 billion streaming views in 2020

Epic Story Media

- Falcon's Beyond and Epic Story Media are collaborating to rapidly reimagine and expand the Katmandu brand's fantastical legends beyond a theme park experience

BRON

- Falcon's Beyond has formed a strategic partnership with BRON Studios to jointly roll out worldwide entertainment initiatives including feature films, episodic series, video games, live events, location-based entertainment, and Web3 activations

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 39

The Synergistic Effect Proprietary content brands, attraction technologies, and operational know - how combined with premier partnerships Brand Exposure Brand Creation Brand Realization & Monetization The characters and stories from our brands are combined with our proprietary technology to design… …and build experiences that we leverage at our owned and operated parks and resorts, which provide captive audiences for… ...our brands, allowing us to deploy and monetize our brands through media, experiences, and consumer products 2c 3 SECTIO N EXECUTIVE SUMMARY TRANSACTION OVERVIEW & BENCHMARKING BUSINESS OVERVIEW FALCON’S BRANDS BUSINESS OVERVIEW FALCON’S CREATIVE 1 2a 2b BUSINESS OVERVIEW FALCON’S DESTINATIONS PG. 40 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved.

SECTION 3 TRANSACTION OVERVIEW & BENCHMARKING Kilgore’s loyal best friend, Busby , is an intelligent robot with human characteristics

Transaction Overview

Overview

- Fully diluted pro forma enterprise value of ~$1.0B, which implies an entry multiple of 6.7x 2024E EBITDA
- Falcon's Beyond is expected to own ~80% of the pro forma equity
- Transaction will result in ~$237M net proceeds to the balance sheet
- Private Placement investors have agreed to time-based vesting over four years in four equal tranches[1]

Sources

($ in millions)	$	%
Shares Issued to Falcon's Beyond Shareholders	$887	73.7%
SPAC Cash in Trust	222	18.5%
Private Placement Proceeds[1]	60	5.0%
Pro Forma Existing Net Debt	34	2.8%
Total Sources	**$1,203**	**100.0%**

Pro Forma Valuation

(in millions, except per share price)	
Share Price at Closing	$10.00
(x) Pro Forma Common Shares Outstanding	110
Pro Forma Common Equity Value	**$1,102**
(+) Convertible Preferred	111
(–) Pro Forma Net Cash	(203)
Pro Forma Enterprise Value	**$1,010**

SPAC Shareholder Incentives

- Half of non-redeeming public SPAC shareholders' shares will automatically convert into convertible preferred equity with an 8% dividend and $11.00 conversion price[2]
- 20% of sponsor promote is being forfeited and contributed to a bonus pool allocated equally among common equity held by Private Placement investors and non-redeeming SPAC shareholders[3]

Uses

($ in millions)	$	%
Shares Issued to Falcon's Beyond Shareholders	$887	73.7%
Cash to Balance Sheet	237	19.7%
Estimated Transaction Expenses	45	3.7%
Pro Forma Existing Net Debt	34	2.8%
Total Uses	**$1,203**	**100.0%**

Pro Forma Common Ownership


10.7%
Public SPAC Shareholders
3.0%
Promote
86.2%
Legacy Falcon's Beyond Shareholders (80.4%) and Private Placement Investors (5.8%)

Note: Sources and uses, pro forma valuation, and pro forma common ownership figures assume no public SPAC shareholders redeem and exclude warrants, Falcon's Beyond shareholder earnout, and Sponsor earnout. Falcon's Beyond shareholder earnout consists of three tranches of shares issued upon the volume-weighted average share price of Class A Common Stock achieving $20.00, $25.00, and $30.00 for at least 20 out of 30 consecutive trading days during the period beginning one year after the anniversary of the closing and ending on the sixth anniversary of the closing. Sponsor earnout consists of one tranche of shares issued upon the volume-weighted average share price of Class A Common Stock achieving $15.00 for at least 20 out of 30 consecutive trading days during the period beginning one year after the anniversary of the closing and ending on the sixth anniversary of the closing.

(1) Concurrently with the execution of the Business Combination Agreement by Falcon's and FAST II, Falcon's entered into a subscription agreement with Katmandu Collections, LLLP ("Collections"), an existing holder of Falcon's Beyond equity, for $60 million (the "Private Placement"), of which $20 million was pre-funded in anticipation of the transaction and deployed to fund the buildout of our Punta Cana resort. The Private Placement is expected to close prior to the closing of the business combination in one or more tranches. The investors in Collections funding the investment in Falcon's Beyond have agreed to time-based vesting over four years in four equal tranches in connection with their investment in Collections; this has not been replicated in the investment by Collections into Falcon's Beyond.

(2) At the company's option, dividend may be PIK for the first two years. Preferred automatically converts upon the Company's volume-weighted average share price of Class A Common Stock reaching $14.30 for at least 20 out of 30 consecutive trading days after closing.

(3) Bonus shares to be allocated pro rata among common equity held by Private Placement investors and non-redeeming SPAC shareholders post automatic conversion of half of public SPAC shareholders' shares into convertible preferred.

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 42

SPAC Shareholder Incentives

Transaction structure provides incentives for public SPAC investors through a bonus pool allocated among remaining SPAC common shareholders and Private Placement investors and by providing SPAC investors with a more senior position in the capital stack

Convertible Preferred

- Public SPAC shareholders will have half of each share owned automatically converted into convertible preferred equity
- Convertible preferred will pay 8% dividend and have an $11.00 conversion price
- The Company has the option to PIK dividend for the first two years
- Mandatory conversion at $14.30[1]
- Provides SPAC investors structural seniority while still participating in any future share price appreciation

Share Bonus Pool Structure

- FAST II Sponsor has agreed to forfeit 20% of its promote to create a pool of bonus shares
- Bonus shares will be distributed pro rata among common equity owned by public SPAC shareholders and Private Placement investors
- Cost basis for SPAC and Private Placement investors decreases as redemptions increase, creating a tontine-style incentive structure

	Illustrative Redemptions			
(in millions, except per share items)	0%	25%	50%	75%
Remaining SPAC Shares Eligible for Bonus	11.1	8.3	5.6	2.8
(+) Private Placement Shares	6.0	6.0	6.0	6.0
(+) Bonus Shares	1.1	1.1	1.0	0.8
Total Shares	**18.2**	**15.4**	**12.6**	**9.5**
SPAC & Private Placement Shares Eligible for Bonus	17.1	14.3	11.6	8.8
(x) Illustrative $10.00 Purchase Price	$10.00	$10.00	$10.00	$10.00
Cost of Shares	**$171.2**	**$143.4**	**$115.6**	**$87.8**
(/) Total Shares	18.2	15.4	12.6	9.5
Illustrative Cost Basis[2]	**$9.39**	**$9.28**	**$9.20**	**$9.20**
Discount to $10.00	***6.1%***	***7.2%***	***8.0%***	***8.0%***

(1) Volume-weighted average share price of Class A Common Stock must reach $14.30 for at least 20 out of 30 consecutive trading days.
(2) Bonus pool shares capped once effective cost basis reaches $9.20.

SECTION 1 EXECUTIVE SUMMARY | 2a BUSINESS OVERVIEW FALCON'S CREATIVE | 2b BUSINESS OVERVIEW FALCON'S DESTINATIONS | 2c BUSINESS OVERVIEW FALCON'S BRANDS | 3 TRANSACTION OVERVIEW & BENCHMARKING
© 2022 Falcon's Beyond Global, LLC. All Rights Reserved.
PG. 43

Peer Operational Benchmarking Source: Company filings and S&P Capital IQ as of July 2022. Note: Figures reflect non - GAAP metrics. Falcon’s Beyond figures are based on an attributable basis including 50% of Meliá joint ventures based on a 1.10 USD/EUR exchange rate. SECTIO N EXECUTIVE SUMMARY TRANSACTION OVERVIEW & BENCHMARKING BUSINESS OVERVIEW FALCON’S CREATIVE BUSINESS OVERVIEW FALCON’S DESTINATIONS 1 2a 2b 2c 3 BUSINESS OVERVIEW FALCON’S BRANDS PG. 44 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved.

Peer Valuation Benchmarking Source: Company filings and S&P Capital IQ as of July 2022. Note: Figures reflect non - GAAP metrics. Falcon’s Beyond figures are based on an attributable basis including 50% of Meliá joint ventures based on a 1.10 USD/EUR exchange rate. SECTIO N EXECUTIVE SUMMARY TRANSACTION OVERVIEW & BENCHMARKING BUSINESS OVERVIEW FALCON’S CREATIVE BUSINESS OVERVIEW FALCON’S DESTINATIONS 1 2a 2b 2c 3 BUSINESS OVERVIEW FALCON’S BRANDS PG. 45 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved.

All references to the “company,” “we,” “us,” or “our” refer to the business of Falcon’s Beyond Global, LLC. The risks listed below are certain of the general risks related to the business of the company, FAST Acquisition Corp. II (“FAST II”), and the proposed transactions between the company and FAST II, and this list is not exhaustive. The list below has been prepared solely for the purpose of inclusion in this presentation and not for any other purpose. Risks relating to the business of the company, the proposed business combination and FAST II will be disclosed in future documents filed or furnished by the company, FAST II or the combined company, to be renamed Falcon's Beyond Global, Inc. at the closing of the business combination (“Pubco”) with the United States Securities and Exchange Commission (the “SEC”), including the documents filed or furnished in connection with the proposed transactions between the company, Pubco and FAST II. The risks presented in such filings will be consistent with those that would be required for a public company in their SEC filings, including with respect to the business and securities of the company, Pubco and FAST II and the proposed transactions between the company, Pubco and FAST II, and may differ significantly from, and be more extensive than, those presented below. Business and Business Development Risks: We may not be able to sustain our growth, effectively manage our anticipated future growth, implement our business strategies or achieve the anticipated results. Our resort and theme park development, acquisition, expansion, repositioning and rebranding projects will be subject to timing, budgeting and other risks (including shortages or increased costs of skilled labor and/ or materials, lender financial defaults, or so - called “Acts of God” such as earthquakes, hurricanes, floods, or fires), which could have a material adverse effect on us. The ongoing need for capital expenditures at our resorts and theme parks could have a material adverse effect on us, including our financial condition, liquidity and results of operations. The significance of our operations and partnerships outside of the United States makes us susceptible to the risks of doing business internationally, which could lower our revenues, increase our costs, reduce our profits, disrupt our business, or damage our reputation . Our dependence on development activities exposes us to project cost and completion risks . Damage to our reputation or brands may negatively impact our company . We currently have substantial debt outstanding and may incur additional debt in the future. The principal, premium, if any, and interest payment obligations of such debt may restrict our future operations and impair our ability to invest in our business. The adverse impact of COVID - 19 on our business will continue for an unknown length of time and may continue to impact certain of our key sources of revenue. Our ability to enter into licensing arrangements and otherwise execute on our business model is dependent on the quality of our services, and our failure to offer high quality services could have a material adverse effect on its sales and results of operations. We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses or if management identifies additional material weaknesses in the future or otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely effect our business and stock price or cause our access to the capital markets to be impaired. Risks Related to our Joint Ventures: If we are not able to satisfy the requirements imposed by our joint venture partners or have disagreements with our joint venture partners, our relationships with these partners could deteriorate, which could have a material adverse effect on us. We have entered into, and expect to continue to enter into, joint venture, strategic collaboration, teaming and other business arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have a material adverse effect on our business and results of operations. Our business model relies significantly on our joint venture with Meliá. In particular, we rely on their financial condition and their operational expertise, management services, infrastructure, local knowledge and corporate priorities in our current and planned markets. Our participation in the Meliá joint venture also exposes to liability and reputational harm resulting from improper actions of Meliá. Our partnership or joint venture investments could be adversely affected by our lack of sole decision - making authority. We currently generate significant revenue from our joint venture with Meliá and the loss or decline in such revenue could harm our business, results of operations and financial condition. Operational Risks and Risks Related to Our Industries: A variety of uncontrollable events may reduce demand for or consumption of our products and services, impair our ability to provide our products and services or increase the cost or reduce the profitability of providing our products and services. We compete for discretionary spending and discretionary free time with many other entertainment and resort alternatives, many of which have substantially more resources, and we may not be able to successfully compete. Increased competitive pressures may reduce our revenues or increase our costs. Misalignment with public and consumer tastes and preferences for entertainment, travel and consumer products could negatively impact demand for our entertainment offerings and products and adversely affect the profitability of any of our business. Increased costs of labor and employee health and welfare benefits may impact our results of operations. If we are unable to hire, retain, train, and motivate qualified personnel and senior management and deploy our personnel and resources to meet customer demand around the world, our business could suffer. The loss of key personnel or talent could disrupt our business and adversely affect our revenue. The operating season at some of our theme parks is of limited duration, which can magnify the impact of adverse conditions or events occurring within that operating season. The seasonality of certain of our businesses could exacerbate negative impacts on our operations. Risks relating to natural or manmade disasters, contagious diseases, violence, or war may reduce the demand for lodging or entertainment, which could adversely affect our revenues. Given the beachfront locations of our resorts and theme parks, we are particularly vulnerable to natural disasters, such as hurricanes, tsunamis, earthquakes and volcanic eruptions, some of which may increase in frequency and severity as a result of climate change and adversely affect our business. Failures in, material damage to, or interruptions in our information technology systems, software or websites and difficulties in updating our systems or software or implementing new systems or software could adversely affect our business or operations. Failure to keep pace with developments in technology could adversely affect our operations or competitive position. Protection of electronically stored data and other cybersecurity is costly, and if our data or systems are materially compromised in spite of this protection, we may incur additional costs, lost opportunities, damage to our reputation, disruption of service or theft of our assets. Cyber - attacks could have a disruptive effect on our business. Risks Related to Changing Economic Conditions: General economic conditions, including economic downturns and other global, national, and regional conditions, may have an adverse impact on the leisure industry and our business, financial condition or results of operations. Many of our guests rely on a combination of scheduled commercial airline services and tour operator services for passenger connections, and price increases or service changes by airlines or tour operators could have a material adverse effect on us, including reducing our occupancy rates and revenue and, therefore, our liquidity and results of operations. Exchange rate fluctuations could result in significant foreign currency gains and losses and may adversely affect our business and operating results and financial conditions. SUMMARY RISK FACTORS SECTIO N EXECUTIVE SUMMARY TRANSACTION OVERVIEW & BENCHMARKING BUSINESS OVERVIEW FALCON’S CREATIVE BUSINESS OVERVIEW FALCON’S DESTINATIONS 1 2a 2b 2c 3 BUSINESS OVERVIEW FALCON’S BRANDS PG. 46 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved.

SUMMARY RISK FACTORS Risks Related to Our Intellectual Property: Theft of our content, including digital copyright theft and other unauthorized exhibitions of our content, may decrease revenue received from our programming and adversely affect our business and profitability. Our intellectual property rights are valuable, and any inability or material increase in the cost to protect them could adversely affect our business. Third parties may allege that our products or services infringe their patents and other intellectual property rights, which could result in the payment of royalties that negatively affect our profits, subject us to costly and time - consuming litigation, or cause us to lose the ability to provide the related products or services . Risks Related to Regulatory, Legal and Compliance Matters: Changes in regulations applicable to our business may impair the profitability of our business, and our failure to comply with applicable laws and regulations may increase our costs, reduce our earnings or limit our growth. Our operations outside the United States may be adversely affected by the operation of laws in those jurisdictions. Data privacy regulations and the costs to comply with such regulations could adversely impact our business. We could be exposed to liabilities under the FCPA and other anti - corruption laws and regulations, including non - U.S. laws, any of which could have a material adverse impact on us. Due to our classification as a partnership for U.S. income tax purposes, FAST II will be required to pay income taxes on its allocable share of any net taxable income of the company. Since FAST II is a holding company and its only material asset after completion of this offering will be its interest in us, it will generally be dependent upon distributions from us to pay taxes, make payments under the tax receivable agreement and pay dividends. Under the tax receivable agreement, FAST II will be required to pay pre - IPO owners for most of the benefits relating to any additional tax depreciation or amortization deductions that FAST II may claim as a result of FAST II’s allocable share of anticipated tax basis adjustments FAST II receives in connection with sales or exchanges of units in the combined company after the business combination. In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits FAST II realizes in respect of the tax attributes subject to the tax receivable agreement. Changes in U.S. federal, state and local or foreign tax law, interpretations of existing tax law, loss of tax incentives, or adverse determinations by tax authorities could increase our tax burden or otherwise adversely affect our financial condition or results of operations. The acceleration of payments under the tax receivable agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of Pubco’s Class A common stock. United States or foreign environmental laws and regulations may cause us to incur substantial costs or subject us to potential liabilities. Our insurance may not be adequate to cover our potential losses, liabilities and damages, the cost of insurance may continue to increase materially, including as a result of natural disasters, some of which may be related to climate change, and we may not be able to secure insurance to cover all of our risks, all of which could have a material adverse effect on us. Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of our business could adversely affect our financial condition or results of operations. There is a risk of accidents occurring at our resorts and theme parks or competing theme parks, which may reduce attendance and negatively impact our operations. Risks Related to the Preferred Stock: There is no guarantee that non - redeeming public shareholders receiving the preferred stock will be in a better future economic position. The preferred stock of Pubco will be equity and will be subordinate to Pubco’s existing and future indebtedness. The preferred stock of Pubco received in the exchange may be junior to other preferred stock Pubco may issue in the future. The preferred stock of Pubco is perpetual in nature. The preferred stock of Pubco may not be liquid. The preferred stock of Pubco will rank junior to all of Pubco’s and its subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding - up. The market price of the preferred stock of Pubco will be directly affected by the market price of Pubco Common Stock, which may be volatile. Holders of the preferred stock of Pubco may be unable to use the dividends - received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” Risks Related to FAST II and the Business Combination: The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of Pubco’s capital stock. Stockholders will experience dilution as a consequence of the Business Combination. Anti - takeover provisions in Pubco’s governing documents following the Business Combination and under Delaware law could impair a takeover attempt, limit attempts by its stockholders to replace or remove its management and limit the market price of its common stock. We do not anticipate that Pubco will pay any cash dividends in the foreseeable future. Future sales of shares of Pubco’s capital stock may depress its stock price. FAST II’s directors and officers may have interests in the Business Combination different from the interests of FAST II’s stockholders, which may include direct or indirect ownership of one or more series of FAST II common stock and/or private placement warrants, each of which will lose their entire value if a Business Consummation is not consummated. Pubco’s proposed amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes. If securities or industry analysts do not publish or cease publishing research or reports about Pubco, its business, or its market, or if they change their recommendations regarding Pubco’s capital stock adversely, then the price and trading volume of Pubco’s capital stock could decline. FAST II has incurred and will continue to incur significant expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations. FAST II is an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and it intends to take advantage of certain exemptions from disclosure requirements available to emerging growth companies and/or smaller reporting companies, which could make its common stock less attractive to investors and may make it more difficult to compare performance with other public companies. In addition to the summary discussion, you should carefully consider the risks and uncertainties described in FAST II’s filings with the SEC, including in the “Risk Factors” section of FAST II’s final prospectus, dated March 15, 2021, included in the registration statement on Form S - 1 (registration No 333 - 253661). SECTIO N EXECUTIVE SUMMARY TRANSACTION OVERVIEW & BENCHMARKING BUSINESS OVERVIEW FALCON’S CREATIVE BUSINESS OVERVIEW FALCON’S DESTINATIONS 1 2a 2b 2c 3 BUSINESS OVERVIEW FALCON’S BRANDS PG. 47 © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved.

Falconsbeyond.com Global Headquarters: Orlando, FL USA © 2022 Falcon’s Beyond Global, LLC. All Rights Reserved. Concept art subject to change. Keil Decker - Managing Director D: 646 - 677 - 1854 C: 917 - 226 - 2241 keil.decker@icrinc.com Contact Info: